EXHIBIT 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

		(Restated)
STANADYNE HOLDINGS, INC.
	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
				(Unaudited)	(Unaudited)
Income (loss) before taxes, extraordinary item and cumulative effect of change in accounting	$(27,216)	$5,264	$8,586	$(3,805)	$3,772
Fixed charges deducted from earnings	29,956	29,228	28,890	29,743	28,064

Earnings available for payment of fixed charges	$2,740	$34,492	$37,476	$25,938	$31,836

Fixed charges:
Interest expense	$20,935	$16,735	$17,151	$18,308	$18,379
Amortization of deferred financing fees	8,791	12,217	10,994	10,745	8,986
Portion of rent deemed to be interest (Rent Expense 1/3)	230	276	745	690	699

Total fixed charges	$29,956	$29,228	$28,890	$29,743	$28,064

Ratio of earnings to fixed charges (1)	—	1.2	1.3	—	1.1

		(Restated)
STANADYNE CORPORATION
	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
				(Unaudited)	(Unaudited)
Income (loss) before taxes, extraordinary item and cumulative effect of change in accounting	$(15,404)	$15,781	$17,927	$4,570	$11,224
Fixed charges deducted from earnings	18,204	18,773	19,594	21,471	20,676

Earnings available for payment of fixed charges	$2,800	$34,554	$37,521	$26,041	$31,900

Fixed charges:
Interest expense	$16,401	$16,740	$17,164	$18,321	$18,379
Amortization of deferred financing fees	1,572	1,757	1,685	2,460	1,598
Portion of rent deemed to be interest (Rent Expense 1/3)	231	276	745	690	699

Total fixed charges	$18,204	$18,773	$19,594	$21,471	$20,676

Ratio of earnings to fixed charges (1)	—	1.8	1.9	1.2	1.5

(1)	The ratio of earnings to fixed charges is not presented for years that the ratio is less than 1.0. The deficiency of earnings at Stanadyne Holdings, Inc. was $27,216 and $3,805 during the year ended December 31, 2009 and 2006, respectively. The deficiency of earnings at Stanadyne Corporation was $15,404 during the year ended December 31, 2009.